Issuer Free Writing Prospectus, dated March 22, 2018

Filed Pursuant to Rule 433 under the Securities Act of 1933, as amended

Supplementing the Preliminary Prospectus Supplement, dated March 22, 2018

Registration No. 333-205183

Brown-Forman Corporation

PRICING TERM SHEET

$300,000,000 3.500% Notes due 2025

$300,000,000 4.000% Notes due 2038

Issuer:	Brown-Forman Corporation

Title of Securities:	3.500% Notes due 2025 (the “2025 Notes”) 4.000% Notes due 2038 (the “2038 Notes”)

Principal Amount:	$300,000,000 of 2025 Notes $300,000,000 of 2038 Notes

Trade Date:	March 22, 2018

Settlement Date:	T + 2 (March 26, 2018)

Coupon:	2025 Notes: 3.500% 2038 Notes: 4.000%

Maturity Date:	2025 Notes: April 15, 2025 2038 Notes: April 15, 2038

Interest Payment Dates:	April 15 and October 15, commencing on October 15, 2018

Record Dates:	April 1 and October 1

Public Offering Price:	2025 Notes: 99.553% 2038 Notes: 98.855%

Yield to Maturity:	2025 Notes: 3.572% 2038 Notes: 4.084%

Spread to Benchmark Treasury:	2025 Notes: T + 80 bps 2038 Notes: T + 100 bps

Benchmark Treasury:	2025 Notes: 2.750% due February 28, 2025 2038 Notes: 2.750% due November 15, 2047

Benchmark Treasury Price and Yield:	2025 Notes: 99-27+; 2.772% 2038 Notes: 93-17+; 3.084%

Day Count Convention:	30/360

Optional Redemption:

The 2025 Notes may be redeemed at the Issuer’s option prior to February 15, 2025 (the “2025 Par Call Date”), in whole or in part, at a redemption price equal to the greater of (i) 100% of the principal amount of the 2025 Notes being redeemed or (ii) the discounted present value of the 2025 Notes being redeemed, assuming that the 2025 Notes matured on the 2025 Par Call Date, at the Treasury Rate plus 15 basis points. On or after the 2025 Par Call Date, the 2025 Notes may be redeemed in whole or in part, at a redemption price equal to 100% of the principal amount of the 2025 Notes redeemed.

The 2038 Notes may be redeemed at the Issuer’s option prior to October 15, 2037 (the “2038 Par Call Date”), in whole or in part, at a redemption price equal to the greater of (i) 100% of the principal amount of the 2038 Notes being redeemed or (ii) the discounted present value of the 2038 Notes being redeemed, assuming that the 2038 Notes matured on the 2038 Par Call Date, at the Treasury Rate plus 15 basis points. On or after the 2038 Par Call Date, the 2038 Notes may be redeemed in whole or in part, at a redemption price equal to 100% of the principal amount of the 2038 Notes redeemed.

CUSIP / ISIN:	2025 Notes: 115637AS9 / US115637AS96 2038 Notes: 115637AT7 / US115637AT79

Minimum Denomination:	$2,000 and integral multiples of $1,000 in excess thereof

Ratings (Moody’s /S&P /Fitch)*:	A1 / A- / A (stable / stable / stable)

Joint Book-Running Managers:

Barclays Capital Inc.

Citigroup Global Markets Inc.

Merrill Lynch, Pierce, Fenner & Smith

                     Incorporated

U.S. Bancorp Investments, Inc.

J.P. Morgan Securities LLC

PNC Capital Markets LLC

Wells Fargo Securities, LLC

Senior Co-Manager:	Scotia Capital (USA) Inc.

Co-Manager:	The Williams Capital Group, L.P.

* A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Securities and Exchange Commission’s website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at 1-888-603-5847, Citigroup Global Markets Inc. toll-free at 1-800-831-9146, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322 or U.S. Bancorp Investments, Inc. toll-free at 1-877-558-2607.